Rochdale Core Alternative Strategies Master Fund LLC

Proxy Results

At the joint special meeting held on April 26, 2012, the Board of Directors of the Rochdale Core Alternative Strategies Master Fund LLC (the “Master Fund”) and Rochdale Core Alternative Strategies Fund LLC and Rochdale Core Alternative Strategies Fund TEI LLC (the “Feeder Funds”), (collectively the “Funds”), including all of the Directors who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act), met in person and voted to approve the proposed new investment advisory agreement (“New Advisory Agreement”) between the Funds and its Adviser, Rochdale Investment Management LLC as well as the proposed new sub-advisory agreement (the “New Sub-Advisory Agreement”) between the Adviser and PineBridge Investments LLC.

On June 15, 2012, a special meeting of the Feeder Funds’ members was held to consider approving the New Advisory Agreement and the New Sub-Advisory Agreement on behalf of the Master Fund.

The following table illustrates the specifics of the vote with respect to the New Advisory Agreement:

Units of	For	Against	Abstain

Rochdale Core Alternative Strategies Fund LLC	3,743.36	–	243.51
Rochdale Core Alternative Strategies Fund TEI LLC	7,130.15	–	446.40

The following table illustrates the specifics of the vote with respect to the New Sub-Advisory Agreement:

Units of	For	Against	Abstain

Rochdale Core Alternative Strategies Fund LLC	3,743.36	–	243.51
Rochdale Core Alternative Strategies Fund TEI LLC	7,130.15	–	446.40